UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2015

CHAMBERS STREET PROPERTIES

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-35933 (Commission File Number)	56-2466617 (IRS Employer Identification No.)

47 Hulfish Street, Suite 210, Princeton, NJ 08542

(Address of principal executive offices)

(609) 683-4900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 8, 2015, the Board of Trustees of Chambers Street Properties (the “Company”) appointed Z. Jamie Behar to serve as an independent trustee of the Company effective upon and conditioned on the closing of the Company’s proposed merger (the “Merger”) with Gramercy Property Trust Inc.  Ms. Behar will receive the same cash retainer, meeting attendance fees and equity awards as will be received by each of the Company’s independent trustees (except for its Chairman), which are expected to be determined by the Board of Trustees of the Company following the closing of the Merger.  Ms. Behar will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Trustees.

Prior to Ms. Behar’s retirement from General Motors Investment Management Corporation (“GMIMCo”) in September 2015, she was Managing Director of Real Estate & Alternative Investments. She also served as a member of GMIMCo’s Board of Directors, as well as its Management, Investment Management, Risk Management and Private Equity Investment Approval committees.  Previously, Ms. Behar served GMIMCo as a Portfolio Manager. She serves as a member of the Board of Directors of Sunstone Hotel Investors, Inc. (NYSE: SHO), a publicly listed U.S. hotel company.  Ms. Behar holds a B.S.E. from The Wharton School of the University of Pennsylvania, an M.B.A. from Columbia University Graduate School of Business and the CFA charter.  Ms. Behar is 58 years old.

Item 8.01.             Other Events

On December 9, 2015, the Company issued a press release announcing the appointment of Ms. Behar to the Board of Trustees.  A copy of the press release is included herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 9, 2015, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMBERS STREET PROPERTIES

December 8, 2015	By:	/s/ MARTIN A. REID
		Name:	Martin A. Reid
		Title:	Interim President and Chief Executive Officer, and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 9, 2015, issued by the Company.